Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP SIGNS LONG-TERM
 VEHICLE SUPPLY AGREEMENT WITH CHRYSLER GROUP

TULSA, Okla., June 25, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it signed a multi-year vehicle supply agreement with Chrysler Group, LLC “Chrysler Group.” The agreement will allow Dollar Thrifty to source a portion of its annual vehicle purchases through Chrysler Group's 2015 program year.

“Dollar Thrifty Automotive Group and Chrysler Group have had a long and mutually successful history. We are pleased to secure a new, long-term vehicle supply agreement which will give us access to Chrysler Group's very popular product offerings through the 2015 program year,” said Scott Thompson, President, CEO and Chairman of the Board.

Dollar Thrifty noted that it also has a long-term vehicle supply agreement in place with Ford Motor Company to source vehicles through program year 2013 and has historically sourced vehicles through a variety of other quality manufacturers, including General Motors, Nissan, Kia, Mitsubishi and Hyundai.  For 2013, the Company is pleased to report two new supplier relationships, adding Mazda and Volkswagen products to its fleet.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations
And Corporate Communications:
Anna Bootenhoff
 (918) 669-2236
Anna.Bootenhoff@dtag.com
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